INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

WI MUTUAL FUNDS, LLC

INVESTMENT ADVISORY AGREEMENT (this “Agreement”), made as of October 30, 2009, revised on June 17, 2010 between Northern Lights Fund Trust, a Delaware business trust (the "Trust"), and WI Mutual Funds, LLC (the "Advisor") located at 330 Ignacio Boulevard, Suite 203, Novato, CA 94949.

W I T N E S S E T H:

WHEREAS, the Trust currently is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as a "Fund," and collectively as the "Funds");

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, or will be by the effective date of this Agreement; and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Trust with respect to each Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.

Services of the Advisor.

1.1

Investment Advisory Services. The Advisor shall act as the investment adviser to each Fund and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of each Fund in a manner consistent with its investment objective(s), policies and restrictions, and (iii) determine from time to time securities to be purchased, sold (including short sales), retained or lent by each Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Advisor will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers who provide the Advisor with research, analysis, advice and similar services and pay such brokers in return a higher commission or spread than may be charged by other brokers.  The Advisor shall have no duties or functions that are not expressly set forth herein.

Without in any way limiting the foregoing, with respect to execution of Fund portfolio securities transactions, the Advisor may consider a number of factors, including but not limited to, if the broker has custody of client assets, the actual handling of the order, the ability of the broker-dealer to settle the trade promptly and accurately, the financial standing of the broker-dealer, the ability of the broker-dealer to position stock to facilitate execution, the Advisor’s past experience with similar trades, and other factors which may be unique to a particular order.  In selecting a broker for any transaction or transactions, the Advisor also may consider a number of other factors, including, for example, account services, geographic proximity for the client, commission rates, and other matters involved in the receipt of brokerage services generally. The Advisor may perform an assessment of brokerage firms periodically, including a review of commission rates charged to clients.  Based on these judgmental factors, the Advisor may trade through broker-dealers that charge fees that are higher than the lowest available fees. In addition, broker-dealer fees may vary and be greater than those typical for similar investments if the Advisor determines that execution and other services rendered by a particular broker merit greater than typical fees. In addition, in certain instances the Advisor may execute over the counter securities transactions on an agency basis, which may result in clients incurring two transaction costs for a single trade: a commission paid to the executing broker-dealer plus the market maker's mark-up or markdown.  Without in any way limiting the foregoing, the Advisor may effect the purchase and sale of securities (that are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions and may enter into a contract in which the unaffiliated broker acts either as principal or as agent.

The Trust hereby authorizes any entity or person associated with the Advisor or any Sub-Advisor retained by the Advisor pursuant to Section 7 of this Agreement that is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(iv).

The Advisor shall carry out its duties with respect to each Fund's investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in each Fund's then-current Prospectus and Statement of Additional Information, including any supplements thereto, and subject to such further limitations as the Trust may from time to time impose by written notice to the Advisor; provided that the Advisor shall be afforded a reasonable time (not less than five (5) business days) after receipt of such instruction or amendment, update or supplement to the Fund’s Prospectus or Statement of Additional Information, to implement same.

1.2

Administrative Services. The Trust has engaged the services of an administrator.  The Advisor shall manage the Fund's business and affairs, and shall provide such services required for effective administration of the Fund to the extent necessary to operate the Fund (and only each Fund) as are not provided by employees or other agents engaged by the Fund; provided, that the Advisor shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Advisor. Subject to the foregoing, in providing administrative services hereunder (in each case only to the extent necessary to operate the Fund and only the Fund), the Advisor shall:

1.2.1

Office Space, Equipment and Facilities. Furnish without cost to the Fund or the Trust, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Fund's need.

1.2.2

Personnel. Provide, without remuneration from or other cost to the Fund or the Trust, the services of individuals competent to perform all of the Fund's executive, administrative and clerical functions in respect of the Fund which are not performed by employees or other agents engaged by the Trust or by the Advisor acting in some other capacity pursuant to a separate agreement or arrangement with the Trust or the Fund.

1.2.3

Agents. Assist the Trust in coordinating the activities of the other agents engaged by the Trust in respect of the Fund, including the Trust's shareholder servicing agent, custodian, administrator, independent auditors and legal counsel, provided that, unless specifically directed by the Advisor, the Advisor shall have no responsibilities with respect to the actions or omissions of such agents in the conduct of the services for the Trust or otherwise.

1.2.4

Trustees and Officers. Authorize and permit the Advisor's directors, managers, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Fund or the Trust.

1.2.5

Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Trust in respect of the Fund are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

1.2.6

Reports and Filings. Assist in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

1.3

Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement ("Additional Series"), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust and the shareholder(s) of the Additional Series, in accordance with the provisions of the Act. The Trust or the Advisor may elect not to make any such series subject to this Agreement.

2.

Expenses of the Trust.

2.1

Expenses to be Paid by Advisor. The Advisor shall pay all salaries, expenses and fees of the officers, Trustees and employees of the Trust who are officers, directors or employees of the Advisor.

In the event that the Advisor pays or assumes any expenses of the Trust not required to be paid or assumed by the Advisor under this Agreement, the Advisor shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Advisor of any obligation to the Trust under any separate agreement or arrangement between the parties.  The Trust promptly shall reimburse the Advisor for the Advisor’s assumption or payment of expenses if such was an expense within the scope of Section 2.2 hereof, provided reimbursement is permitted under any applicable expense limitation agreement between the parties.

2.2

Expenses to be Paid by the Trust. The Trust shall bear all expenses of its operation, except those specifically allocated to the Advisor under this Agreement or under any separate agreement between the Trust and the Advisor. Subject to any separate agreement or arrangement between the Trust and the Advisor, the expenses hereby allocated to the Trust, and not to the Advisor, include but are not limited to:

2.2.1

Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property.

2.2.2

Transfer Agency and Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any transfer agent, shareholder servicing agent, dividend disbursing agent or other agent engaged by the Trust to establish, maintain or service shareholder accounts.

2.2.3

Shareholder Reports. All expenses of preparing, converting to EDGAR format, filing with the Securities and Exchange Commission or other appropriate regulatory body, setting in type, printing and distributing reports and other communications to shareholders.

2.2.4

Prospectuses. All expenses of preparing, setting in type, printing and mailing annual or more frequent revisions of the Trust's Prospectus and Statement of Additional Information and any supplements thereto and of supplying them to shareholders.

2.2.5

Pricing and Portfolio Valuation. All expenses of computing the Fund's net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Fund's investment portfolio.

2.2.6

Communications. All charges for equipment or services used for communications between the Advisor or the Trust and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Trust.

2.2.7

Legal and Accounting Fees. All charges for services and expenses of the Trust's legal counsel and independent accountants.

 2.2.8

Trustees' Fees and Expenses. All compensation of Trustees other than those affiliated with the Advisor, all expenses incurred in connection with such unaffiliated Trustees' services as Trustees, and all other expenses of meetings of the Trustees and committees of the Trustees.

2.2.9

Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitations therefor.

2.2.10

Federal Registration Fees. All fees and expenses of filing, registering and maintaining the registration of the Trust under the Act and the registration of the Trust's shares under the Securities Act of 1933 (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements that may be made from time to time.

2.2.11

State Registration Fees. All fees and expenses of filing and taking required action to permit the offer and sale of the Trust's shares under securities laws of various states or jurisdictions, and of registration and qualification of the Trust under all other laws applicable to the Trust or its business activities (including registering the Trust as a broker-dealer, or any officer of the Trust or any person as agent or salesperson of the Trust in any state).

2.2.12

Confirmations. All expenses incurred in connection with the issue and transfer of Trust shares, including the expenses of confirming all share transactions.

2.2.13

Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees of the Trust, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to the Trust in a manner approved by its Trustees.

2.2.14

Brokerage Commissions. All brokers' commissions and other charges incident to the purchase, sale (including without limitation short sales) or lending of the Trust's portfolio securities.

2.2.15

Interest and Taxes. All interest and all taxes or governmental fees payable by or with respect to the Trust to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

2.2.16

Trade Association Fees. All fees, dues and other expenses incurred in connection with the Trust's membership in any trade association or other investment organization.

2.2.17

Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise including the costs of actions, suits, or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees and agents.

2.2.18  Dividends of Securities Sold Short.  All fees incurred in connection with dividends on securities sold short.

2.2.19  Compliance Fees.  All charges for services and expenses of the Trust's Chief Compliance Officer.

3.

Advisory Fee

3.1

First Twelve Months Of Operation.  For the first twelve months of operations of the Fund under this Agreement, for all of the services to be rendered and payments to be made as provided in this Agreement, the Fund will pay the Advisor a fee as of the last business day of each month at the annual rate of 1.50% of the average value of the daily net assets of the Fund.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required.  If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this Section of this Agreement, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day.  If the determination of the net asset value of the Fund has been suspended by the Securities and Exchange Commission for a period including such month, the Advisor’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

3.2

After The First Twelve Months Of Operation.  Effective after twelve months of operations under this Agreement, as compensation for the services to be rendered and payments to be made as provided in this Agreement, the Fund will pay the Advisor a monthly fee, calculated as set forth below.  The fee will be payable as of the first business day of each month, commencing as of the first business day of the fourteenth month of operations of the Fund, as compensation for the services rendered and payments made during the preceding month. For purposes of calculating such fee, the average value of the daily net assets of the Fund shall be determined as provided in the second paragraph of Section 3.1.

The fee is comprised of a base fee, accrued daily at the annual rate of 1.50% of the average value of the daily net assets of the Fund, during the preceding month (the “Base Fee”), that is subject to a performance fee adjustment (the “Fee Adjustment”) that increases or decreases the fee depending on how well the Fund has performed relative to the S&P 500 Index (the “Index”) over a performance period.  The Fee Adjustment will be calculated using a monthly adjustment rate (the “Performance Adjustment Rate”) that is based upon each Fund’s relative performance.

In determining the Performance Adjustment Rate, if any, applicable during any month, the investment performance of the Fund for the 12-month period ending on the last day of the month (the “Performance Period”) shall be compared to the investment record of the Index during the Performance Period.  The investment performance of the Fund will be equal to the average annual return for the Fund as calculated pursuant to Item 21 of Form N-1A and will be expressed as a percentage of its net asset value per share at the beginning of the Performance Period.  The investment record of the Index will be calculated on a similar basis, so that it reflects the average annual total return for the Index, assuming all cash distributions made during the Performance Period by the companies whose securities comprise the Index are reinvested, and will be expressed as a percentage of the value of the Index at the beginning of the Performance Period.  Performance data for the Fund will be obtained from the Fund’s accounting services firm and performance data for the Index will be obtained from a reputable financial institution that is in the business of reporting performance data for the equities markets.

The Performance Adjustment Rate will be positive (resulting in an upward Fee Adjustment) for each percentage point, or portion thereof, that the investment performance of the Fund exceeds the investment record of the Index for the Performance Period by more than 0.080% and will be negative (resulting in a downward Fee Adjustment) for each percentage point, or portion thereof, that the investment record of the Index exceeds the investment performance of the Fund for the Performance Period by more than 0.08%.  Determinations of the Performance Adjustment Rate (positive or negative) will be made in increments of 0.01% for each increment of 0.08% in differential performance.  The maximum Performance Adjustment Rate will be 0.25% and the minimum Performance Adjustment Rate will be –0.25% for the Fund.  As an example, if the Fund's performance for the preceding 12 months exceeds the performance of the S&P 500 Index by 1.00%, the Performance Adjustment Rate would be 1.00%/0.08% x 0.01% = 0.125%

After the determination of any Performance Adjustment Rate, the dollar amount of additional fees or fee reductions to be accrued for each day of the month (the daily Fee Adjustment) will be determined by multiplying the Performance Adjustment Rate by the average daily net assets of the Fund during the Performance Period and dividing that number by the number of days in the Performance Period.  The fee, as adjusted, is accrued daily and paid monthly.

The Fund's accounting services firm will create a fee report (the “Report”) calculating the determination of the Fee Adjustment each month, and the determination of the monthly fee.  The Fund's accounting services firm will provide the Chairman of the Audit Committee of the Trust, no later than ten (10) days after the close of each calendar quarter, the Reports used for calculation of fees payable by the Fund for the quarter so that the Chairman can review the determinations of the fees.  A copy of the report will also be forwarded to the Fund’s Administrator and to the Advisor.

If the Trustees determine at some future date that another securities index is a better representative of the composition of the Fund than the Index, the Trustees may change the securities index used to compute the Performance Adjustment Rate.  If the Trustees do so, the new securities index (the “New Index”) will be applied prospectively in accordance with applicable law to determine the amount of the Performance Adjustment Rate. Until the New Index becomes effective, the current Index will continue to be used to determine the amount of the Performance Adjustment Rate. A change in the index will be submitted to shareholders for their approval if required under interpretations of the Act by the U.S. Securities and Exchange Commission or its staff.

4.

Proxy Voting.

The Adviser will vote, or make arrangements to have a third party vote, all proxies solicited by or with respect to the issuers of securities in which the Fund as invested.  Such proxies shall be voted in a manner that the Advisor deems,  in good faith, to be in the best interests of the Fund and its shareholders and in accordance with the Advisor's proxy voting policies.  The Advisor agrees to provide a copy of its proxy voting policy to the Trust prior to the effective date of this Agreement, and promptly provide to the Trust any amendments thereto.

5.

Records.

5.1

Tax Treatment. The Advisor shall maintain, or arrange for others to maintain, the books and records of the Trust in respect of the Fund in such a manner that treats each Fund as a separate entity for federal income tax purposes.

5.2

Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Advisor on behalf of the Trust in respect of the Fund are the property of the Trust and shall be surrendered by the Advisor promptly on request by the Trust; provided, that the Advisor may at its own expense make and retain copies of any such records.

6.

Reports to Advisor.

The Trust shall furnish or otherwise make available to the Advisor such copies of the Fund's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably require or request in order to discharge its obligations under this Agreement, including without limitation any amendments, updates, and supplements to such documents or information before or at the time such amendments, updates or supplements become effective.

7.

Reports to the Trust.

The Advisor shall prepare and furnish to the Trust such reports, statistical data and other information in respect of the Fund in such form and at such intervals as the Trust may reasonably request, including without limitation the quarterly compliance reports and the reports specified in Appendix B hereto.

8.

Code of Ethics

The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the Code and evidence of its adoption.  Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Advisor will provide to the Board of Trustees a written report that describes any issues arising under the Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and which certifies that the Advisor has adopted procedures reasonably necessary to prevent "access persons" (as that term is defined in Rule 17j-1) from violating the Code.

9.

Retention of Sub-Advisor.

         Subject to the Trust's obtaining the initial and periodic approvals required under Section 15 of the Act, the Advisor may retain one or more sub-advisers, at the Advisor's own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Advisor under this Agreement and the Advisor shall, subject to Section 9 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Advisor's duties hereunder.

10.

Services to Other Clients.

Nothing herein contained shall limit the freedom of the Advisor or any affiliated person of the Advisor to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

11.

Limitation of Liability of Advisor and its Personnel.

Neither the Advisor nor any director, manager, officer of employee of the Advisor performing services for the Trust at the direction or request of the Advisor in connection with the Advisor's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Advisor shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Advisor or any sub-adviser retained by the Advisor pursuant to Section 7 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Advisor against any liability to the Trust or its shareholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Advisor's duties, or by reason of the Advisor's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Advisor who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.

12.

Effect of Agreement.

Nothing herein contained shall be deemed to require to the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

13.

Term of Agreement.

The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years from the date of this Agreement. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. The Advisor shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

14.

Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) if such amendment is material, by vote of a majority of the outstanding voting securities of the Fund affected by such amendment. This Agreement shall terminate automatically and immediately in the event of its assignment.

15.

Termination of Agreement.

This Agreement may be terminated as to any Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination as to any Fund, such action shall have been authorized (i) by resolution of the Trust's Board of Trustees, including the vote or written consent of Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of the Fund.

16.

Use of Names.

         The Trust is named the Northern Lights Fund Trust, and each Fund may be identified, in part, by the name “Northern Lights.”  The Fund may be identified, in part, by the name “Winans” only so long as Winans International, Inc. is the investment subadviser to the Fund.

Notwithstanding the foregoing paragraph, the parties agree that the names of both the Advisor and the Trust, the names of any affiliates of the Advisor or the Trust and any derivative or logo or trademark or service mark or trade name are the valuable property of the Advisor, the Trust and each company’s affiliates, respectively.  The Trust and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names in respect of the Fund only and only with the prior written approval of the Advisor, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.  Similarly, the Advisor shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names in respect of the Trust only and only with the prior written approval of the Trust, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.  It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and internal materials provided to the Trustees, do not require such prior approval.

Upon termination of this Agreement, the Advisor, the Trust and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.  The Advisor, the Trust and the Fund agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to the Advisor, the Trust or their affiliates, as applicable, or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Advisor, the Trust or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations.  If the Advisor, the Trust or the Fund makes any unauthorized use of another party’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to seek injunctive relief.

175.

Declaration of Trust.

The Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Advisor shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Advisor understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds. The Advisor further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Advisor must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

18.

Governing Law.

Subject to Section 19 hereof, this Agreement shall be governed and construed in accordance with the laws of the State of New York.

19.

Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.

Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

21.

Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

22.

Confidentiality.

All information and advice obtained by one party from the other party in connection with this Agreement (including without limitation by their respective agents, employees and representatives) shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders or used for any purposes other than for carrying out this Agreement.  Without limiting the foregoing, the Trust acknowledges that the securities holdings of the Fund constitute information of value to the Advisor, and agrees: (1) not to use for any purpose, other than for the Trust or the Fund, or their agents, to supervise or monitor the Advisor, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any administrator, the independent accountants and any other agent of the Trust pursuant to suitable agreements or other obligations of confidentiality and in compliance with the Fund’s policies disclosed in the Fund’s Prospectus and Statement of Additional Information regarding disclosure of the Funds portfolio holdings; or (d) as otherwise agreed to by the parties hereto in writing.  Further, the Trust agrees that information obtained from the Advisor by the Fund or the Trust (including without limitation their respective agents, employees and representatives) in connection with this Agreement, including without limitation approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Advisor, and the Trust agrees not to use or disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust pursuant to suitable agreements or other obligations of confidentiality; or (iv) as otherwise agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

                                                                               NORTHERN LIGHTS FUND TRUST

                                                                               By: /s/ Andrew Rogers

       Andrew Rogers

                                                                               President

WI MUTUAL FUNDS, LLC

                                                                              By: /s/ Kenneth G. Winans

                                                                              Kenneth G. Winans

 President

NORTHERN LIGHTS FUND TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND                                    ANNUAL ADVISORY FEE AS A % OF

AVERAGE NET ASSETS OF THE FUND

Winans Long/Short Fund

The Advisory Fee shall be 1.50% adjusted upward or downward up to a maximum of 0.25% of the average daily net asset value of the Fund depending upon the performance of the Fund as compared to S&P 500 Index (dividends included) (“S&P 500 Index) for the preceding twelve (12) months (including the month to which the payment relates), measured at the end of that month. For each 0.08% difference between the Fund’s performance and the performance of the S&P 500 Index up to a maximum of 2.00%, the annual rate will be varied by 0.01% of the value of the average daily net asset value.  By way of illustration, if the Fund’s performance for the preceding 12 months exceeds the performance of the S&P 500 Index by 1.00%, the adjustment to the fee would be 1.00% / 0.08% x 0.01% = 0.125%.

Winans Long/Short Gold Strategy Fund

The Advisory Fee shall be 1.50% adjusted upward or downward up to a maximum of 0.25% of the average daily net asset value of the Fund depending upon the performance of the Fund as compared to Morningstar Long/Short Index (“Morningstar Index”) for the preceding twelve (12) months (including the month to which the payment relates), measured at the end of that month. For each 0.08% difference between the Fund’s performance and the performance of the Morningstar Index up to a maximum of 2.00%, the annual rate will be varied by 0.01% of the value of the average daily net asset value.  By way of illustration, if the Fund’s performance for the preceding 12 months exceeds the performance of the Morningstar Index by 1.00%, the adjustment to the fee would be 1.00% / 0.08% x 0.01% = 0.125%.